Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Zynex, Inc. on Form S-3 (file Nos. 333-230128 and 333-232367) and Form S-8 (File No. 333-220366) of our report dated March 13, 2023, with respect to our audit of the consolidated financial statements of Zynex, Inc. as of December 31, 2022 and for the year ended December 31, 2022 and our report dated March 13, 2023, which includes an adverse opinion because of the existence of a material weakness, with respect to our audit of internal control over financial reporting of Zynex, Inc. as of December 31, 2022, which reports are included in this Annual Report on Form 10-K of Zynex, Inc. for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp

New York, NY

March 13, 2023